Exhibit 99.(h)(2)

APPENDIX A or SCHEDULE A, As Applicable,

to

Master Custodian Agreement and Administration Agreement

As of December 13, 2022

WisdomTree Digital Trust

WisdomTree Short-Term Treasury Digital Fund

WisdomTree Floating Rate Treasury Digital Fund

WisdomTree 3-7 Year Treasury Digital Fund

WisdomTree 7-10 Year Treasury Digital Fund

WisdomTree Long Term Treasury Digital Fund

WisdomTree TIPS Digital Fund

WisdomTree 500 Digital Fund

WisdomTree Technology & Innovation 100 Digital Fund

WisdomTree Short-Duration Income Digital Fund

WisdomTree S&P 500 Twitter Sentiment Digital Fund

1